Exhibit 10.1

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (the "Agreement") has been executed, as of this 31st day of October, 2006 ("Closing Date"), by and between RBL Capital Group, LLC, a New York limited liability company ("RBL"), and Acies Inc., a wholly owned subsidiary of Acies Corporation ("Borrower").

Recitals

Borrower has applied to RBL for a Term Loan facility; as such term is defined below, in the maximum principal sum of up to $2,000,000.00.

Whereas Borrower has initially requested to borrow $350,000.00.

Whereas Borrower desires to borrow additional funds in the future at which time, if eligible, a new additional original Note will be executed and added to and governed by this Agreement. Any further loans are subject to the terms and conditions of this Agreement, specifically Section 5.01.

Whereas Borrower agrees to net out any fees and interim interest due to RBL at time of funding

Subject to and in accordance with the terms and conditions of this Agreement, RBL is willing to make this loan to Borrower.

Agreement

In consideration of the promises, the mutual covenants and agreements herein, and each act performed and to be performed hereunder, Borrower and RBL agree as follows:

ARTICLE I

Definition of Terms

Section 1.01. Accounting Terms/Financial Statements. All accounting terms used herein not expressly defined in this Agreement shall have the respective meanings given to them in accordance with GAAP. Except as otherwise expressly provided herein, all computations and determinations for purposes of determining compliance with the financial requirements of this Agreement shall be made in accordance with GAAP as in effect on the date hereof. Unless otherwise provided for herein, wherever any computation is to be made with respect to Borrower, such computation shall be made so as to include all items of income, assets and liabilities attributable to Borrower and any other entity, which, in conformance with GAAP, is included in the consolidated financial statements of Borrower.

Section 1.02. Definitions. When used in this Agreement each of the following terms shall have the definitions set out in this Article I.

Accelerated Term Loan Installment(s). The term "Accelerated Term Loan Installment(s)" shall have the meaning ascribed thereto in Section 3.01(e) of this Agreement.

Account(s). The term "Account(s)" shall have the meaning ascribed thereto in Section 8.01 of this Agreement.

Affiliate. The term "Affiliate" means, (a) with respect to any Person, any officer, shareholder or director of such Person and any Person or group acting in concert in respect of the Person in question that, directly or indirectly, controls or is controlled by or is under common control with such Person and (b) without limiting the foregoing but specifically with respect to Borrower, any employee, shareholder, officer or director.

Agreement. The term "Agreement" means this Loan and Security Agreement (including the above recitals and all exhibits and schedules thereto) as amended, modified, extended, renewed, supplemented and/or restated from time to time and at any time.

Anniversary Date. The term "Anniversary Date" means one year from the Closing Date (i.e., the first Anniversary Date) and the same day of each calendar year thereafter.

Articles of Incorporation. The term "Articles of Incorporation" means the initial articles of incorporation of Borrower, together with all exhibits, amendments and modifications thereto.

Business Day. The term "Business Day" means a day on which RBL's offices in New York, NY are open for the conduct of substantially all of its business, except Saturdays, Sundays and days on which banks in New York are closed.

By-Laws. The term "By-Laws" means the by-laws or operating agreement of Borrower, including all exhibits, amendments and modifications thereto.

Cash Flow Ratio. The term "Cash Flow Ratio" means the ratio, during any particular calendar month, of Processing Agreement Proceeds to, as applicable, the Term Loan Installment or Accelerated Term Loan Installment due in that calendar month.

Chase. The term “Chase” means Chase Paymentech Solutions, LLC successor in interest to: i)Paymentech, L.P., a Delaware limited liability company with its principal place of business at 1601 Elm, 12th floor, Dallas Texas 75201and ii)Chase Merchant Services, LLC with its principal place of business at 265 Broad Hollow Rd, Melville, NY 11747.

Closing Date. The term "Closing Date" shall have the meaning ascribed thereto in the head of this Agreement.

Collateral. The term "Collateral" shall have the meaning ascribed thereto in Section 8.01 of this Agreement.

Corporate Resolutions. The term "Corporate Resolutions" means the corporate resolutions of Borrower authorizing one or more officers of Borrower to execute and deliver to RBL the Loan Instruments and authorizing Borrower to undertake and perform the transactions contemplated by the Loan Instruments.

Current Financial Statements. The term "Current Financial Statements" shall have the meaning ascribed thereto in Section 2.01(q) of this Agreement.

Debt. The term "Debt" means, as of the date any determination thereof is to be made, with reference to any Person, all indebtedness, liabilities and obligations which in accordance with GAAP should be classified upon such Person's balance sheet as liabilities, but in any event including liabilities secured by any Lien on property owned or acquired by such Person (whether or not the liability secured thereby shall have been assumed and whether or not such Person is personally liable for the payment thereof), and obligations under leases which have been (or which in accordance with GAAP should be) capitalized for financial reporting purposes.

Default Rate. The term "Default Rate" means: (i) with respect to the Note, a rate per annum equal to the interest rate which would otherwise be in effect under such Note plus three percent (3%) per annum; and (ii) with respect to any other amount, obligation or payment, a rate per annum equal to the Prime Commercial Rate plus three percent (3%) per annum.

Documents. The term "Documents" shall have the meaning ascribed thereto in Section 8.01 of this Agreement.

ERISA. The term "ERISA" means the Employment Retirement Income Security Act of 1974, and the regulations used thereunder.

Equipment. The term "Equipment" shall have the meaning ascribed thereto in Section 8.01 of this Agreement.

Event of Default. The term "Event of Default" shall have the meaning ascribed thereto in Section 7.02 of this Agreement.

Financial Statements. The term "Financial Statements" includes, but is not limited to, balance sheets, profit and loss statements, sources and applications of funds statements and reconciliations of net worth prepared in accordance with GAAP.

General Intangibles. The term "General Intangibles" shall have the meaning ascribed thereto in Section 8.01 of this Agreement.

Indemnified Liabilities. The term "Indemnified Liabilities" shall have the meaning ascribed thereto in Section 9.02 of this Agreement.

Indemnified Party/Parties. The term "Indemnified Party" and "Indemnified Parties" shall have the meanings ascribed thereto in Section 9.02 of this Agreement.

Instruments. The term "Instruments" shall have the meaning ascribed thereto in Section 8.01 of this Agreement.

Inventory. The term "Inventory" shall have the meaning ascribed thereto in Section 8.01 of this Agreement.

Lien. The term "Lien" means any mortgage, pledge, security interest, encumbrance, lien, charge or deposit arrangement of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale of receivables with recourse against the seller, any filing or agreement to file a financing statement as debtor under the UCC or any similar statute other than to reflect ownership by a third party of property leased to Borrower under a lease which is not in the nature of a conditional sale or title retention agreement, and any subordination arrangement in favor of another Person).

Loan Instruments. The term "Loan Instruments" means this Agreement, the Note, and all other instruments, agreements and documents delivered or to be delivered to RBL pursuant to or by virtue of this Agreement, as each may be amended, modified, extended, renewed, supplemented and/or restated from time to time and at any time.

Loan Term. The term "Loan Term" means that period which begins on the Closing Date and ends on that date on which the Obligations are paid and satisfied in full and no Obligations thereafter arise.

Merchant Base. The term "Merchant Base" means the portfolio of merchants that participate in a merchant bank card processing system that originates with Borrower, its assignor or other predecessor in interest, under the Processing Agreement.

Note. The term "Note" means the Term Loan Note.

Obligations. The term "Obligations" means, collectively, all present and future indebtedness, obligations and liabilities, and all renewals and extensions thereof, now or hereafter owed to RBL by Borrower evidenced by or arising under, by virtue of or pursuant to this Agreement, the Note or any other of the Loan Instruments, and any present and future indebtedness, obligations and liabilities, and all renewals and extensions thereof, now or hereafter owed to RBL by Borrower, together with all costs, expenses and reasonable attorneys' fees incurred by RBL in the enforcement or collection thereof, whether such indebtedness, obligations and liabilities are direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several, joint and several, now exist or hereafter arise, or were prior to acquisition thereof by RBL, owed to some other Person.

Permitted Liens. The term "Permitted Liens" means, collectively: (i) mechanics', materialmen's, carriers', warehousemen's and similar Liens arising by operation of law and arising in the ordinary course of business and securing obligations of such Person that are not overdue for a period of more than sixty (60) days or are being contested in good faith by appropriate proceedings diligently pursued, provided that in the case of any such contest any proceedings commenced for the enforcement of such Liens shall have been duly suspended and provision for the payment of such Liens has been made on the books of such Person to the extent required by GAAP; (ii) Liens arising in connection with worker's compensation, unemployment insurance, old age pensions and social security benefits which are not overdue or are being contested in good faith by appropriate proceedings diligently pursued, provided that in the case of any such contest any proceedings commenced for the enforcement of such Liens shall have been duly suspended and provision for the payment of such Liens has been made on the books of such Person to the extent required by GAAP; (iii) Liens granted to RBL pursuant to any of the Loan Instruments; (iv) existing and future Liens on specific equipment, software and furniture used in the ordinary course of business, (v) interests of the processors under the Primary Processing Agreement or any other Processing Agreement and (vi) those liens and encumbrances described on Exhibit B attached hereto and made a part hereof for all purposes.

Person. The term "Person" means any individual, firm, corporation, association, partnership, joint venture or other entity.

Prepayment Premium. The term "Prepayment Premium" means a fee, based upon a percentage of the principal balance of the Term Loan Note if Borrower were current thereunder and its obligations determined where such percentage is equal to two percent (2%). Notwithstanding the above, in the event Borrower is eligible and requests additional funding and RBL declines such request, the Prepayment Premium will be waived for all outstanding loans.

Primary Processing Agreement. The term “Primary Processing Agreement” means (A) collectively the: i) Marketing Agreement executed by and among Borrower and Chase Merchant Services, LLC dated as of December 9, 2002 and the ii) Card Processing Agreements by and among Borrower and Paymentech, L.P. dated October 25, 2004, and (B) any future processing agreement entered into pursuant to Section 6.02(o) of this Agreement, as any of the foregoing may be amended, restated or otherwise modified from time to time in accordance with this Agreement. A copy of the existing Primary Processing Agreement(s) are attached hereto as Exhibit A.

Prime Commercial Rate. The term "Prime Commercial Rate" means a variable per annum interest rate equal at all times to the rate of interest established and quoted by Bank of America, or its successor, as its prime rate, such rate to change contemporaneously with each change in the established and quoted rate. In the event that such bank, during the term hereof, shall abolish or abandon the practice of publishing its prime rate, or should the same or any Replacement Prime Commercial Rate (as such term is hereinafter defined) become unascertainable, RBL shall select any alternative rate which in its reasonable judgment is substantially equivalent to the "Prime Commercial Rate" (or Replacement Prime Commercial Rate, as the case may be) being replaced, expressed as a per annum rate, and, effective as of the date notice of such selection is given by RBL to Borrower, such selected alternative rate of interest (the "Replacement Prime Commercial Rate") shall constitute the "Prime Commercial Rate." The Prime Commercial Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to a customer by RBL. RBL may make commercial loans or other loans at an interest rate per annum at, above or below the Prime Commercial Rate.

Proceeds. The term "Proceeds" shall have the meaning ascribed thereto in Section 8.01 of this Agreement.
Processing Agreement. The term “Processing Agreement” means any agreement between Borrower and any Person other than with Chase, in which such Person agrees to perform the services performed by Chase pursuant to the Primary Processing Agreement.

Processing Agreement Proceeds. The term "Processing Agreement Proceeds" means the aggregate payments received during any calendar month by Borrower under the Primary Processing Agreement and any other Processing Agreement.

RBL's Office. The term "RBL's Office" means the office of RBL located at the following address: 16w281 West 83rd Burr Ridge, IL 60527 Suite B

Shareholders. The term "Shareholders" means each of the Persons identified on Exhibit C hereto.

Shareholder Distribution. The term "Shareholder Distribution" means any dividend, redemption or other acquisition for value of capital stock now or hereafter outstanding, return of capital or any distribution of assets to any of the Shareholders, including any repayment of debt owed to the Shareholders by Borrower.

Solvent. The term "Solvent" means, when used with respect to any Person, that: (i) the fair salable value of its assets is in excess of the total amount of its liabilities (including for purposes of this definition all liabilities, whether or not reflected on a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, disputed or undisputed); (ii) it is able to pay its debts or obligations in the ordinary course as they mature; and (iii) Person has capital sufficient to carry on its business and all business in which it is about to engage.

Term Loan. The term "Term Loan" means the indebtedness represented by the Term Note.

Term Loan Installment(s). The term "Term Loan Installment(s)" shall have the meaning ascribed thereto in Section 3.01(d) of this Agreement.

Term Loan Maturity Date. The term "Term Loan Maturity Date" shall have the meaning ascribed thereto in Section 3.01(a) of this Agreement.

Term Loan Note. The term "Term Loan Note" shall have the meaning ascribed thereto in Section 3.01(b) of this Agreement.

Term Loan Rate. The term "Term Loan Rate" shall have the meaning ascribed thereto in Section 3.01(c) of this Agreement.

Tri-Party Agreement. The term “Tri-Party Agreement” shall mean that Agreement dated October 26, 2006 by and between Borrower, RBL, and the processor under the Primary Processing Agreement, as may be amended, restated or otherwise modified from time to time in accordance with this Agreement (attached as Exhibit C).
UCC. The term "UCC" means the New York Uniform Commercial Code, as amended and as may hereafter be further amended or revised.

ARTICLE II

Representations and Warranties of Borrower

Section 2.01. Representations and Warranties of Borrower. To induce RBL to enter into this Agreement and to make the Term Loan, Borrower represents and warrants to RBL that:

(a) Organization/Standing. Borrower is and will continue to be a duly formed and validly existing corporation in good standing under the laws of the State of Nevada. Borrower is duly qualified and in good standing as a foreign corporation, and is duly authorized to do business, in each jurisdiction in which the failure to so qualify would have a material adverse effect on the condition (financial or otherwise), properties, business, prospects or results of operations of Borrower.

(b) Right and Power. Borrower has full right, power and authority, corporate and otherwise, to own the Collateral, to execute and deliver the Loan Instruments, to borrow funds, and to otherwise consummate the transactions contemplated by this Agreement.

(c) Authorization, Validity and Binding Effect. The execution, delivery and performance by Borrower of the Loan Instruments, and the borrowing contemplated thereunder, have been duly authorized by all necessary corporate action taken on the part of Borrower. This Agreement does, and the other Loan Instruments will when duly executed and delivered, constitute valid, legal and binding obligations of Borrower enforceable in accordance with their respective terms.

(d) Litigation. There is no action, litigation or proceeding pending or threatened against or involving Borrower or the Collateral in any court or before or by any agency or regulatory body which could result in a judgment or liability against Borrower or the Collateral that is likely to materially adversely affect any material asset of Borrower, including without limitation all or any part of the Collateral, or the income of Borrower or right of Borrower to carry on its businesses as now conducted or as intended to be conducted. Borrower is not in material default with respect to any order, writ, injunction, decree or demand of any court or regulatory body and is not in violation of any material ordinance, law or regulation of any governmental authority applicable to Borrower or its businesses or properties.

(e) intentionally left blank

(f) Articles of Organization. The copy of the Articles of Organization delivered on behalf of Borrower to RBL on the date hereof is a true, complete and correct copy of the Articles of Organization, as in effect on the Closing Date.

(g) Other Commitments, etc. Neither the execution of, nor the consummation of the transactions and borrowing contemplated by the Loan Instruments, nor compliance with the terms and provisions of the Loan Instruments, will conflict with, result in a breach of, or constitute a default under any of the terms, conditions or provisions of the Articles of Organization or operating agreement or any agreement, lease, indenture, mortgage, deed of trust, land contract, license or other instrument to which Borrower is a party or by which Borrower or any of its assets are or may be bound or affected or to which Borrower is subject, or any law, regulation, order, writ, injunction or decree of any court or agency or regulatory body having jurisdiction.

(h) Payment of Taxes. Borrower has filed all tax returns which were required to be filed by it prior to and as of the date of this Agreement and has paid all taxes and assessments which to Borrower's knowledge are payable by it, to the extent that the same have become due and payable and before they became delinquent. Borrower does not know of any proposed material tax assessment against it or any of its properties for which adequate provision has not been made on its books.

(i) Governmental Consents. There are no governmental authorizations, permits, certificates, licenses, filings, registrations, approvals or consents which must be obtained, received or made, and which have not been obtained, received or made as of the date of this Agreement, for Borrower lawfully to (i) make, execute and deliver the Loan Instruments or (ii) perform all of its obligations under the Loan Instruments.

(j) Compliance. Borrower is in substantial compliance with and in conformity to all laws, ordinances, rules, regulations, and all other legal requirements the violation of which would have a material, adverse effect on its businesses, financial condition or properties.

(k) Use of Proceeds. The proceeds of the Term Loan will be used as working capital for the operations and growth of the business of Borrower and to payoff any outstanding loans from officers.

(l) Fictitious Names. Borrower has not, during the preceding six (6) years, been known as or used any other corporate or fictitious names and Borrower shall not change its corporate name without the prior written consent of RBL.

(m) ERISA Compliance. If and to the extent applicable to Borrower, Borrower is in compliance with ERISA and, without limitation of the foregoing, no fact including, but not limited to, any "reportable event" (as such term is defined in ERISA) exists or shall exist during the term of this Agreement in connection with any "Employee Pension Benefit Plan," as such term is defined in ERISA, or any such plan currently in effect which might constitute grounds for the termination of any such plan by the "Pension Benefit Guaranty Corporation," as such term is defined in ERISA, or for the appointment by the appropriate United States District Court of a trustee to administer such plan, and Borrower has not received any notice to the effect that it is not in full compliance with any of the requirements of ERISA. No such plan maintained by Borrower, nor any trust created thereunder, has incurred any "accumulated funding deficiency," as such term is defined in Section 302 of ERISA, nor does the present value of all benefits vested under all such plans exceed, as of the last annual valuation date, the value of the assets of such plans allocable to such vested benefits.

(n) Labor Agreements. There are no labor agreements between Borrower and the representative of any of the employees of Borrower, other than employment agreements.

(o) Solvency. Borrower is Solvent and will continue to be Solvent following the consummation of the transactions contemplated by this Agreement.

(p) Location of Borrower. The chief executive office and principal place of business of Borrower is 14 Wall Street, New York, NY, 10005.

(q) Financial Statements. The Financial Statements of Borrower previously delivered to RBL in connection with Borrower's application for the Term Loan (the "Current Financial Statements") correctly and fairly present the financial condition and results of operations of Borrower as of the dates and for the periods shown and covered thereby. Borrower knows of no material liabilities, direct, indirect, contingent or otherwise, not shown on the Current Financial Statements, and there has been no material, adverse change in its assets or condition (financial or otherwise) since that date of the Current Financial Statements.

(r) Title to Assets and Properties. Borrower has good and marketable title to all of the properties and assets reflected on the Current Financial Statements pertaining to Borrower and all properties and assets acquired by Borrower thereafter and prior to the date hereof, except for such assets as have been disposed of since the date of such Current Financial Statements in the ordinary course of business or are no longer used or useful in the conduct of its business.

(s) No Casualty. Since the date of the Current Financial Statements pertaining to Borrower, no damage, injury or adverse impairment of or to the Collateral by virtue of casualty or other cause has occurred.

(t) Primary Processing Agreement. The copy of the Primary Processing Agreement delivered by Borrower to RBL, and attached hereto as Exhibit A, is a true, accurate and complete copy of such agreement in the form existent on the Closing Date. There are no other Processing Agreements in effect as of the Closing Date.

Section 2.02. Full Disclosure--Survival of Representations and Warranties. Borrower further warrants to RBL that to the best of its knowledge and belief: (a) none of the written statements, representations or warranties furnished by Borrower to RBL in connection with this Agreement or any of the other Loan Instruments contain or will contain any untrue statement or omits or will omit a material fact necessary to make the statements contained therein or herein, in light of the circumstances when made, misleading and (b) there is no fact which Borrower has not disclosed to RBL in writing which materially, adversely affects or which will materially, adversely affect the Collateral or the condition (financial or otherwise) of Borrower. All representations and warranties made by Borrower under or in connection with any of the Loan Instruments shall survive the making of the Term Loan provided for herein and issuance and delivery of the Note to RBL, notwithstanding any investigation made by RBL or on RBL's behalf.

ARTICLE III

Borrowing Terms

Section 3.01. The Term Loan

(a) Term Loan--In General. RBL has heretofore agreed, subject to the terms and subject to the conditions hereinafter set forth, to lend to Borrower the aggregate of Two Million Dollars and Borrower intends to initially borrow from RBL hereunder the principal sum of Three Hundred and Fifty Thousand Dollars ($350,000.00) (“Initial Loan”) for the term ending on that date (the "Term Loan Maturity Date") which is the earlier of: (a) April 30th, 2008, (b) that date on which RBL accelerates payment of the Term Loan or (c) Borrower exercises its prepayment options in their entirety. All loans shall be payable in 18 monthly equal fully amortizing loan payments.

(b) Term Loan Note. Borrower's obligation to pay the principal of, and interest on, the Term Loan shall be evidenced by a promissory note payable to the order of RBL in the principal amount of $350,000.00 executed and delivered by Borrower to RBL on the Closing Date pursuant to and in accordance with Section 5.01(c) of this Agreement, in form and substance the same as Exhibit D attached hereto and made a part hereof for all purposes, and being referred to herein, together with all extensions, renewals and replacements thereof, as any of the foregoing may be amended and/or restated from time to time and at any time, as the "Term Loan Note".

(c) Interest on the Term Loan. The Term Loan, as evidenced by the Term Loan Note, shall bear interest (the "Term Loan Rate"): (i) from and after the date of the Term Loan Note until the Term Loan Maturity Date, at a fixed rate per annum equal to seventeen and fifteen one hundredths percent (17.15%) per annum and (ii) after the Term Loan Maturity Date until paid in full, at a rate per annum equal to the Default Rate. Such interest calculations are on a per annum basis, compounded monthly. For any additional Loans contemplated herein, the Term Loan Rate will be calculated using an 890 basis point spread to the U.S. Prime Rate that exists three (3) business days prior to the specific subsequent funding.

(d) Initial Payments Required. Commencing on or before November 30th, 2006 and on no later than the 30th day of each calendar month thereafter until and including the Term Loan Maturity Date, Borrower shall, subject to the provisions of Section 3.01(e), make, as evidenced by the Term Loan Note, eighteen (18) equal monthly payments of principal and interest (referred to herein collectively as "Term Loan Installments" and individually as a "Term Loan Installment"), which in the case of the Initial Loan shall be each in the amount of $22,190.50. For subsequent Term Loan Notes, the Term Loan Installments will be made and governed by this Agreement and the specific Term Loan Note.

(e) Accelerated Payment Schedule. In the event that the Cash Flow Ratio as at the end of any two consecutive calendar months is less than 4.0:1.0, then Borrower shall begin, as of the next date that a Term Loan Installment would fall due, making payments of principal and interest, instead of in the amount of a Term Loan Installment, in the sum of One Hundred Fifty Percent (150%) of the Term Loan Installment (referred to herein collectively as "Accelerated Term Loan Installments" and individually as a "Accelerated Term Loan Installment") (which in the case of the Initial Loan would in the amount of $44,000). Accelerated Term Loan Installments shall be applied first to accrued interest, then to other Obligations, and, finally, to the remaining principal balance of the Term Note. RBL's receipt of Accelerated Term Loan Installments shall not constitute a prepayment, but shall constitute a payment under the Term Loan Note. In the event that Borrower begins making Accelerated Term Loan Installments but the Cash Flow Ratio as at the end of any calendar month is equal to or greater than 4.0:1.0 for two (2) consecutive months, then Borrower shall resume, as of the next date that an Accelerated Term Loan Installment would fall due following such three (3) months, making payments of principal and interest in an amount equal to the Term Loan Installments.

(f) Prepayment of the Term Loan. Borrower may prepay the principal of the Term Loan with the payment of the Prepayment Premium.

(g) Notice to Chase. RBL agrees to notify the processor under the Primary Processing Agreement promptly upon payment in full of (i) any Term Loan Note and simultaneously to instruct Chase to no longer remit any Processing Agreement Proceeds to RBL with respect to that Term Loan Note and (ii) all outstanding Obligations and simultaneously to instruct Chase to terminate the Tri-Party Letter in its entirety..

Section 3.02. Payments/Late Payments

(a) All Term Loan Installments (or Accelerated Term Loan Installments for so long as such installments are due pursuant to Section 3.01(e)) to be made by Borrower on account of the Loan shall be made to RBL's Office not later than 11:00 A.M. (EST) on the date when due in each case in lawful money of the United States of America and in immediately available funds. Pursuant to the Tri-Party Agreement, Borrower has authorized and directed Chase to pay all amounts otherwise due to Borrower from Chase pursuant to the Primary Processing Agreement. RBL, after deducting any amount due under this Loan Agreement, will electronically remit the excess within a twenty-four (24) hour period.

(b) In the event that for any reason Chase does not pay all of the Term Loan Installment (or Accelerated Term Loan Installments for so long as such installments are due pursuant to Section 3.01(e)) on the date each such payment is due; RBL shall promptly notify Borrower, and Borrower authorizes RBL to automatically withdraw all such payments that remain unpaid hereunder and under the Term Loan Note by initiating debit entries to Borrower account at {NEED TO FILL IN}evidenced by the check copy provided, or such other financial institution as may be used by Borrower from time to time. Borrower hereby authorizes its financial institution referenced above to accept and to charge any debit entries initiated by RBL to Borrower’s account and agrees to execute any further documentation required by such financial institution to accomplish such authorization.

(c) In the event any Term Loan Installment or Accelerated Term Loan Installment due under the Note is not received by RBL in full within ten (10) days after the due date thereof, and the same subsequently is received and accepted by RBL, Borrower shall pay RBL on demand a late charge in the amount of Five Percent (5%) of the amount of the delinquent Term Loan Installment or Accelerated Term Loan Installment.

(d) Monies received by RBL shall be applied toward accrued interest and then principal. Except as otherwise expressly set forth in this Agreement, Borrower shall not have the right to prepay or to reborrow any amounts repaid under the Term Loan. Any monies received other than on the date that a Term Loan Installment or Accelerated Term Loan Installment first becomes due shall, if received prior thereto and except as provided in Section 3.01(f), be applied on the date that the next Term Loan Installment or Accelerated Term Loan Installment falls due.

Section 3.03. Collection Costs. All amounts payable by Borrower under or pursuant to any of the Loan Instruments shall be payable without relief from valuation and appraisement laws.

Section 3.04. Closing. Closing of the Loan shall be held on the Closing Date, at RBL's Office or such other place as it may direct. On or prior to the Closing Date and the date of funding (“Future Funding Dates”) of each future funding of a loan under this Agreement, Borrower shall have fulfilled the conditions specified in Section 5.01 of this Agreement and shall at the closing deliver to RBL those Loan Instruments required to be delivered by Borrower to RBL pursuant to subsection 5.01(c) of this Agreement.

ARTICLE IV

Security for Obligations

Section 4.01. Security for Obligations. Payment of the Obligations at all times during the Loan Term, shall be secured by a first and prior security interest in the Collateral, subject only to Permitted Liens.

ARTICLE V

Borrowing Conditions

Section 5.01. Conditions Precedent to Loan. The obligations of RBL hereunder to make the Term Loan shall be subject to full satisfaction of the following conditions precedent:

(a) General. All documents and legal matters relating to the Loan hereunder and all proceedings to be taken on or prior to the Closing Date in connection with the performance of this Agreement shall be satisfactory in form and substance to RBL, and RBL shall have received copies of all such documents and other evidence as it may reasonably require or request in order to establish and confirm that all necessary proceedings in connection with the Loan contemplated by this Agreement have been taken.

(b) No Changes. On the Closing Date or Future Funding Dates, there shall not have been any material adverse change in the assets or condition (financial or otherwise) of Borrower, as such assets or conditions are reflected in the Financial Statements that have been provided to RBL in connection with Borrower's application for the Loan or for additional Loans.

(c) Conditions Precedent. On or prior to the Closing Date, or, except as otherwise indicated, any Future Funding Date, RBL shall have received or Borrower must be in compliance with:

(i)	Note. A Term Note, duly authorized, executed and delivered by Borrower, and in compliance with the provisions of Article III of this Agreement;

(ii)	Certain Agreements. On the Closing Date, a true, accurate and complete copy of the Primary Processing Agreement;

(iii)
Incumbency Certificate/Corporate Resolutions. On the Closing Date, the Corporate Resolutions and a certificate of the president of Borrower certifying the names of the officers of Borrower authorized to sign the Loan Instruments, together with a sample of the true signature of each such officer;

(iv)	Passage of time. Between any additional Notes, there must be a passage of time of a minimum of sixty (60) days.

(v)	Constituent Documents. On the Closing Date, a Certificate of Good Standing for Borrower dated no more than ten (10) days prior to the Closing Date.

(vi)	UCC-1. On the Closing Date, a signed UCC-1 financing statement in a form acceptable to RBL.

(vii)	Material Adverse Change. No material adverse change in either the financial condition of the Borrower or in the economic condition of the payment processing industry.

(viii)
 Subsequent fundings. Subsequent fundings are capped at a maximum of i) eight (8) times the previous three month average of residuals received under the Primary Processing Agreement less ii) any Loans previously funded.

(ix)	Merchant Growth. From the previous Loan to the anticipated additional funding, a net positive merchant count growth must exist.

ARTICLE VI

Affirmative and
Negative Covenants of Borrower

Section 6.01. Affirmative Covenants of Borrower. Until payment in full of all of the Obligations and the performance by Borrower of all of its other obligations under the Loan Instruments, Borrower covenants and agrees that, unless RBL shall otherwise consent in writing as provided in Section 9.05 hereof, it will:

(a) Intentionally left blank

(b) Workmen's Compensation. Maintain workmen's compensation insurance in such amounts as may be required by applicable law.

(c) Books, Existence, etc. Keep proper, accurate and complete books of account and do or cause to be done all things necessary to: (i) preserve its existence under the laws of the State of Nevada, or, after 10 days notice to RBL, such other jurisdiction as Borrower shall become incorporated; (ii) remain or become qualified and/or authorized to engage in business in good standing in the State of Nevada and all other jurisdictions in which the character of its properties or the transaction of its business make such qualifications and/or authorization necessary, the absence of which would have a negative material effect on Borrower; and (iii) preserve and maintain in full force and effect all other qualifications, certificates or licenses required for the conduct of the businesses of Borrower the absence of which would have a negative material effect on Borrower.

(d) Payment of Taxes. Pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or on income or profits or upon property belonging to it prior to the date on which penalties attach thereto and all lawful claims and debts which, if unpaid, might become a lien or charge upon the property of Borrower, provided that Borrower shall not be required to pay any such tax, assessment, charge, levy or claim for which Borrower has obtained a bond or insurance, or for which it has established a reserve and the payment of which is being contested in good faith and by appropriate proceedings which are being reasonably and diligently pursued.

(e) Financial and Other Reports. Maintain a standard system of accounting in accordance with GAAP and furnish or cause to be furnished to RBL:

(i)
As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of Borrower ending after the Closing Date, annual Financial Statements for Borrower, each based upon Borrower's internal statements and with oversight by Borrower’s existing accounting firm. RBL will be given written notice of any change in accounting firms:

(ii)	Within forty-five (45) days after filing, true and correct copies of all state and federal tax returns filed by Borrower;

(iii)
Such other reports and additional financial and other information relating to the business, affairs and financial condition of Borrower and with respect to the Collateral as RBL reasonably may request in writing from time to time, including but not limited to (x) interim financial information, based upon the Borrower's internal figures, on a quarterly basis or such other frequency as RBL may reasonably require after reasonable notice and (y) on a monthly basis, and by the 25th day following any particular month, Borrower shall deliver to RBL a readable electronic data file with respect to the Primary Processing Agreement, which information shall provide only summary information on such matters as, without limitation, active merchant count, number of new merchant additions, merchant closures and/or cancellations, processing volume, gross revenue generated, net revenue generated, and aggregate Processing Agreement Proceeds distributed to Borrower for the given month.

(f) Access to Premises and Records. At all reasonable times and as often as RBL may request in writing ten (10) Business Days in advance, permit authorized representatives of RBL to: (i) have access to the Collateral and to the financial records of Borrower and other records relating to the operations and procedures of Borrower; and (ii) discuss the affairs, finances and accounts of Borrower with, and be advised as to the same by, the officers of Borrower, all as shall be relevant to the performance or observance of the terms, covenants and conditions of this Agreement or the other Loan Instruments or the financial condition of Borrower, provided that Borrower cannot be required to violate Association Rules, Privacy Act guidelines or any other Legislative Act as it related to non-public, personal information. Notwithstanding the above, RBL shall only be entitled to access the premises once in a calendar year unless and until such time as the occurrence and during the continuation of an Event of Default.

(g) Litigation. Notify RBL in writing, promptly upon learning thereof, of any litigation commenced against Borrower that may have a material adverse effect on the business, assets, operations, prospects or financial or other condition of Borrower, Borrower's ability to pay the Obligations in accordance with the terms of this Agreement, or the Collateral.

(h) Notices. Immediately inform RBL by written notice of the occurrence of any event or condition of any nature that may reasonably constitute or may lead to or may result in an Event of Default.

(i) Payment of Debt. Pay, when due, but in any event within five business days of the acceleration thereof, any individual Debt of Borrower in excess of $100,000.00 payable to any Person, excepting only any Debt the payment of which is subordinated to the payment of the Obligations and any Debt that is being contested in good faith.

(j) Compliance With ERISA. At all times comply with all of the requirements of ERISA, to the extent the same may be applicable to Borrower. Promptly upon becoming aware of the occurrence or a "reportable event" or "prohibited transaction" (as those terms are defined by ERISA), with respect to any plan or trust under which Borrower is the employer or to which it is a party, Borrower will give RBL notice thereof and the penalties applicable thereto, the action which Borrower is taking or proposes to take with respect thereto and, when known, the action taken by any enforcement authority having or asserting jurisdiction.

(k) Comply With Laws. Perform and promptly comply, and cause all property of Borrower to be maintained, used and operated in accordance, in each case in all material respects, with all of the following, the violation of which is likely to have a material adverse effect on the financial condition of the Borrower: (i) present and future laws, ordinances, rules, regulations, orders and requirements (including, without limitation, zoning ordinances, building codes and environmental laws, and the regulations adopted pursuant thereto and any other similar applicable federal, state or local laws, rules, regulations or ordinances) of every duly constituted governmental or quasi-governmental authority or agency applicable to Borrower, or any of its properties; (ii) similarly applicable orders, rules and regulations of any regulatory, licensing, accrediting, insurance underwriting or rating organization or other body exercising similar functions, to the extent usually complied with by companies engaged in similar businesses and owning similar properties in the same general areas in which Borrower operates; and (iii) similarly applicable duties or obligations of any kind imposed under any certificate of occupancy or otherwise by law, covenant, conditions, agreement or easement, public or private.

(l) Maintenance of Property. Except as to equipment or inventory no longer used or useful to the business of Borrower, keep and maintain its material equipment in good operating condition and repair (ordinary wear and tear excepted) and shall make all necessary replacements thereof and renewals thereto so that the value thereof and the operating efficiency of Borrower shall at all times be maintained and preserved. Borrower shall not permit its equipment to be operated or maintained in violation of any applicable law, statute, rule or regulation and, with respect to all items of leased equipment, Borrower shall keep, maintain, repair, replace and operate such leased equipment in accordance with the terms of the applicable lease, in either case, to the extent necessary, in the aggregate, to avoid any materially adverse impact to Borrower.

(m) Pay Loan, Obligations, Etc. To pay the Note (including all interest and other charges and premiums which hereafter accrue thereon or are payable with respect thereto) and all other Obligations in accordance with the terms of this Agreement and the other Loan Instruments, subject to applicable grace periods.

(n) Minimum Cash Flow Ratio. Maintain a Cash Flow Ratio of not less than 3.0:1.0 as at the end of each calendar month during the Loan Term.

(o) Compliance with Certain Agreements. Comply with all of the terms and conditions of the Primary Processing Agreement, such that the counterparty thereto does not terminate that agreement.

(p) Officer Certification. Submit, upon request and in any event within thirty (30) days of the close of each calendar quarter beginning with the quarter ending December 31, 2006, a certificate, executed by the chief financial officer of Borrower, certifying that Borrower, to the best of the chief financial officer’s actual knowledge, is in compliance with all of the terms and conditions of (i) this Agreement and (ii) is in material compliance with all terms and conditions of the Primary Processing Agreement, except, in either case, as indicated in that certificate.

Section 6.02. Negative Covenants of Borrower. Until repayment in full of all of the Obligations and the performance by Borrower of all of its other obligations under the Loan Instruments, Borrower covenants and agrees that, unless the prior written consent of RBL is obtained as provided in Section 9.05 hereof, it will not:

(a) Disposition of Assets. Sell, lease, assign, transfer or otherwise dispose of any of Borrower's rights, title or interests in and to the Collateral, excepting only sales or other dispositions of obsolete or unused equipment or equipment being replaced in the ordinary course of Borrower's business.

(b) No Liens. Create or permit any Lien upon any part of the Collateral other than Permitted Liens.

(c) No Guarantees or Contingent Obligations. Except pursuant to this Agreement, guarantee, assume or otherwise become directly or contingently liable for, the Debt of any Person, in excess of $200,000.00 annually

(d) Limitations on Extensions of Credit. Except as otherwise set forth herein, make any loan or advance or extend any credit to any Person in excess of $200,000.00 annually.

(e) No Changes in Business. Make or permit to be made any material change in the character of its business as conducted on the Closing Date, other than to grow the business by means of the amount of the Term Loan or otherwise.
(f) No Amendments/Modifications To Constituent Documents. Permit any Person to amend, modify, restate or otherwise change in any way the Articles of Incorporation or By-Laws without first receiving the written consent of RBL if, in the reasonable opinion of RBL following notice from Borrower, receipt of Borrower's written evaluation of the proposed change, and a reasonable opportunity to consider such matter, the effect of such amendment, modification, restatement or other change is or may be material and adverse to the (i) financial condition or prospects of Borrower, (ii) any of the rights of RBL or (iii) any of the Collateral.

(g) No Additional Debt. Except as otherwise set forth herein (including but not limited to Exhibit B) create, incur, assume or suffer to exist any Debt for money borrowed or for the deferred payment of the price of property acquired in excess of $200,000.00 annually, excepting only (i) the Obligations, and (ii) trade Debt incurred by Borrower in the ordinary course of its business as it is now conducted.

(h) No Prepayments of Debt. At any time while an Event of Default shall exist, prepay any Debt to any Person other than RBL.

(i) Acquisition of Capital Stock. Redeem or acquire any of its own capital stock except through the use of the net proceeds from the simultaneous or prior sale of capital stock for the same or greater purchase or redemption price.

(j) Shareholder Distributions. Declare or pay any Shareholder Distributions without the prior written consent of RBL, which consent shall be exercised in RBL's sole discretion. Notwithstanding the foregoing, in the event the Minimum Cash Flow Ratio exceeds 10.0:1.0, Borrower may declare Shareholder Distributions.

(k) Transactions With Affiliates. Not directly or indirectly enter into or permit to exist any transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate on terms that are less favorable to Borrower than those which might be obtained at the time from persons or entities that are not affiliated with Borrower.

(l) Amend Certain Agreements. Permit any Person to, amend, modify, restate, cancel or otherwise change in any material way which would adversely affect the amount of Processing Agreement Proceeds expected to be received by Borrower the Primary Processing Agreement without first receiving the written consent of RBL, which consent will not be unreasonably withheld or delayed.

(m) Officer’s Compensation. During the term of this Agreement the aggregate of all of the Borrower’s cash compensation to executive officers including, but not limited to, salary and bonuses (except as provided for in such executive officer’s employment agreements as filed with the Securities and Exchange Commission), shall not be increased more than fifteen percent (15%) from the prior year, without the written consent of RBL. Notwithstanding the foregoing, in the event the Minimum Cash Flow Ratio exceeds 10.0:1.0, Borrower may increase such officers’ cash compensation without such limitation.

(n) Other Processing Agreements. Enter into a new Primary Processing Agreement, except as provided in Section 6.02(o).

(o) Transfer of Merchant Base. Borrower will not transfer any portion of the processing services for the Merchant Base from the Primary Processing Agreement without first either paying off the Term Loan Note or arranging for an agreement between Borrower, RBL, and the new processor under similar terms and conditions as those set forth in Section 3.02(a).

(p) Sale of Merchant Base. Borrower will not sell or transfer more than twenty-five percent (25%) of the Merchant Base to another Person without paying off the Term Loan Note. In the event Borrower decides to sell less than the twenty-five percent (25%) of the Merchant Base the resulting cash flow ratio must exceed 10:1.

(q) Chase Advances. Borrower may not receive any advances from Chase or any other Processor without prior written consent from RBL which consent will not be unreasonably withheld.

ARTICLE VII

Events of Default--Acceleration

Section 7.01. Acceleration of Obligations. Upon the happening of any Event of Default, or at any time thereafter during the continuance of such Event of Default, RBL shall be entitled, by written or telegraphic notice to Borrower, to declare the Note and all other payments required to be made under the Note or under any of the Loan Instruments to be immediately due and payable, without presentation, demand, protest, notice of protest, or other notice of dishonor of any kind, all of which are hereby expressly waived. Upon the occurrence of an Event of Default and RBL's election to accelerate the maturity of the Note, RBL shall be entitled to enforce any and all of its rights under the Loan Instruments.

Section 7.02. Events of Default. Each of the following events shall constitute an "Event of Default" for purposes of this Agreement and each such Event of Default shall be deemed to exist and continue so long as, but only so long as, it shall not have been remedied:

(a) Borrower shall fail to pay, within ten (10) days of when due, any amount payable under the Term Loan Note or any of the other Obligations.

(b) Borrower shall default in the due observance or performance of any other covenant, condition or agreement on the part of Borrower to be observed or performed pursuant to the terms of this Agreement or any of the other Loan Instruments, and such default shall continue unremedied for a period of thirty (30) days after written notice from RBL (provided, however, that no notice from RBL to Borrower shall be required where Borrower is clearly aware of the basis of the default, e.g., under Sections 7.02(d) through (h)).

(c) Any representation, warranty, statement, affidavit or certificate given or furnished at any time by Borrower or any officer or shareholder of Borrower to RBL shall prove to be incorrect or misleading in any material respect as of the date as of which the representation, warranty, statement, affidavit or certificate was given, stated or certified, and such incorrect matter has a material adverse effect upon RBL.

(d) Borrower shall make an assignment for the benefit of creditors, shall become insolvent, or shall admit in writing inability to pay its debts as they become due.

(e) A decree or order for relief by a court having jurisdiction in the premises in respect of Borrower shall be entered in an involuntary case under the United States Bankruptcy Code, as now or hereafter constituted, or any other applicable Federal or state bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Borrower or for all or substantially all the property of Borrower or ordering the winding up or liquidation of the affairs of Borrower and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days.

(f) A voluntary case shall be commenced by Borrower under the United States Bankruptcy Code, as now constituted or hereafter amended, or any other applicable Federal or state bankruptcy, insolvency or other similar law, or Borrower shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Borrower or for all or substantially all the property of Borrower.

(g) Borrower is wound up or liquidated or any action is taken which may result in the winding up or liquidation of Borrower.

(h) The termination of any of the Primary Processing Agreements except as permitted under Section 6.01(o)

(i) The breach or the occurrence of any event which with notice and/or the expiration of any cure period shall constitute a material breach of any of Primary Processing Agreement or which materially and adversely affects the amount of Processing Agreement Proceeds received by Borrower.

ARTICLE VIII

Security Agreement

Section 8.01. Grant. Borrower hereby GRANTS, PLEDGES, CONVEYS and ASSIGNS to RBL continuing security interests in the following property, wherever located, whether Borrower's interest therein be as owner, co-owner, lessee, consignee, secured party or otherwise: all personal property, tangible and intangible, of Borrower, now owned and existing or hereafter acquired or arising, including, without limitation: (a) Accounts; (b) Inventory; (c) General Intangibles; (d) Documents; (e) Instruments; (f) Equipment; (g) all cash, and all demand, time, savings, passbook or like account maintained by Borrower with a bank, savings and loan association, credit union or like organization, and any other monies; (h) all books and records (including, without limitation, customer lists, credit files, computer programs, printouts and other computer materials and records) of Borrower pertaining to any of the property described in clauses (a) through (g); (i) all additions, accessions, accessories, and replacements of any of the property described in clauses (a) through (h); and (j) all Proceeds of all or any of the types or items of property described in clauses (a) through (i). (All of the foregoing-described property is referred to herein collectively as the "Collateral.") As used herein, the term: (i) "Accounts" means all rights to payment for goods sold or leased or for services rendered which is not evidenced by an instrument or chattel paper (including the right to receive payments under the Primary Processing Agreement and/or Processing Agreements, whether or not it has been earned by performance, now owned or hereafter acquired by Borrower, and shall also mean and include all accounts receivable, contract rights, book debts, notes, drafts and other obligations or indebtedness owing to Borrower arising from the sale, lease or exchange of goods or other property by it and/or the performance of services by it and all of Borrower's rights in, to and under all purchase orders for goods, services or other property, and all of Borrower's rights to any goods, services or other property represented by any of the foregoing (including returned or repossessed goods and unpaid sellers' rights of rescission, replevin, reclamation and rights to stoppage in transit), in each case whether now in existence or hereafter arising or acquired including, without limitation, the right to receive the proceeds of said purchase orders and contracts and all collateral security and guarantees of any kind given by any person with respect to any of the foregoing, and the term "Account" means any of the Accounts; (ii) "Documents" means all "documents" (as defined in the UCC) or other receipts covering, evidencing or representing goods, now owned or hereafter acquired by Borrower; (iii) "Equipment" means all goods and property of Borrower as constitutes "equipment" (as defined in the UCC) now owned or hereafter acquired by Borrower, including without limitation all motor vehicles, trucks and trailers; (iv) "General Intangibles" means all "general intangibles" (as defined in the UCC) now owned or hereafter acquired by Borrower, including, without limitation, (A) all obligations or indebtedness owing to Borrower (other than Accounts) from whatever source arising, (B) all patent licenses, patents, trademark licenses, trademarks, rights in intellectual property, goodwill, trade names, service marks, trade secrets, copyrights, permits and licenses, (C) all rights or claims in respect of refunds for taxes paid, and (D) all rights in respect of any pension plan or similar arrangement maintained for employees of Borrower;(v) "Instruments" means all "instruments", "chattel paper" or "letters of credit" (each as defined in the UCC), now owned or hereafter acquired by Borrower; (vi) "Inventory" means all "inventory" (as defined in the UCC), now owned or hereafter acquired by Borrower, wherever located, and shall also mean and include, without limitation, all raw materials and other materials and supplies, work-in-process and finished goods and any products made or processed therefrom and all substances, if any, commingled therewith or added thereto; and (vii) "Proceeds" means all "proceeds" (as defined in the UCC) of Accounts, Documents, Equipment, General Intangibles, Instruments or Inventory, including insurance proceeds and proceeds of all warranty and tort claims, and all Accounts, Documents, Equipment, General Intangibles, Instruments and Inventory arising from or received by Borrower in connection with the sale or disposition thereof.

The security interests hereby granted are to secure the prompt and full payment and complete performance of all Obligations to RBL hereunder.

The continuing security interests granted hereby shall extend to all present and future Obligations, whether or not such Obligations are reduced or extinguished and thereafter increased or reincurred, whether or not such Obligations are specifically contemplated as of the Closing Date. The absence of any reference in this Agreement to any documents, instruments or agreements evidencing or relating to any of the Obligations shall not limit or be construed to limit the scope or applicability of the security interest granted hereby. Upon payment in full of all obligations under this Agreement by Borrower to RBL, RBL will immediately release any and all liens, security interests, and encumbrances it has on the Collateral and terminate the Tri-Party Agreement.

Section 8.02. Representations Regarding the Collateral. Borrower hereby represents, warrants and covenants as follows: (a) except for the security interests granted hereby and Permitted Liens, Borrower shall be the sole and exclusive owner of the Collateral, and the Collateral is and shall remain free from any and all liens, security interests, encumbrances, claims and interests, and no security agreement, financing statement, equivalent security or lien instrument or continuation statement covering any of the Collateral is on file or of record in any public office; (b) Borrower shall not create, permit or suffer to exist, and shall take such action as is necessary to remove, any claim to or interest in or lien or encumbrance upon the Collateral except the security interest granted hereby and Permitted Liens, and shall defend the right, title and interest of RBL in and to the Collateral against all claims and demands of all persons and entities at any time claiming the same or any interest therein; (c) Borrower shall deliver to RBL at least thirty (30) days prior to the occurrence of any of the following events, written notice of such impending events: (i) a change in the principal place of business or chief executive office; (ii) the opening or closing of any place of business; (iii) a change in name, identity or corporate structure, or (iii) Borrower's desire to move the Collateral from the location set forth in Section 2.01(p).

Section 8.03. Books and Records. Borrower shall at all times keep accurate and complete records of the Collateral and complete and accurate stock records, and at all reasonable times and from time to time, shall allow RBL, by or through any of its officers, agents, attorneys or accountants, to examine, inspect and make extracts from such books and records and to arrange for verification of the Collateral directly with Account debtors or by other methods and to examine and inspect the Collateral wherever located. In addition, upon request of RBL, Borrower shall provide RBL with copies of agreements with, purchase orders from, and invoices to, the Account debtors, and copies of all shipping documents, delivery receipts, and such other documentation and information relating to the Collateral as RBL may reasonably require.

Section 8.04. Collateral Administration. Borrower hereby warrants, represents and covenants to RBL that Borrower shall promptly perform, on request of RBL, such acts as RBL- may determine to be reasonably necessary or advisable to create, perfect, maintain, preserve, protect and continue the perfection of any lien and security interest provided for in this Agreement or otherwise to carry out the intent of this Agreement.

Section 8.05. Extensions and Compromises. With respect to any Collateral, Borrower assents to all extensions or postponements of the time of payment thereof or any other indulgence in connection therewith, to each substitution, exchange or release of Collateral, to the addition or release of any party primarily or secondarily liable, to the acceptance of partial payments thereon and to the settlement, compromise or adjustment thereof, all in such manner and at such time or times as RBL may deem advisable. RBL shall have no duty as to the collection or protection of Collateral or any income therefrom, nor as to the preservation of rights against prior parties, nor as to the preservation of any right pertaining thereto, beyond the safe custody of Collateral in the possession of RBL.

Section 8.06. Financing Statements. At the request of RBL, Borrower shall join with RBL in executing, delivering and filing one or more financing statements in a form satisfactory to RBL and shall pay the cost of filing the same in all public offices wherever filing is deemed by RBL to be necessary or desirable. A carbon, photographic or other reproduction of this Agreement or of a financing statement shall be sufficient as a financing statement. In addition, Borrower authorizes RBL, at the expense of Borrower, to sign and file, without Borrower's signature, such financing and continuation statements, amendments and supplements thereto, and other documents which RBL may from time to time deem necessary to perfect, preserve and protect its security interests in the Collateral or to enable RBL to exercise and enforce any of its rights, powers and remedies hereunder with respect to any of the Collateral.

Section 8.07. Attorney-in-Fact. Borrower hereby irrevocably constitutes and appoints RBL and any officer or agent thereof, with full power of substitution, as Borrower's true and lawful attorney-in-fact with full irrevocable power and authority in its place and stead and in its name or in RBL's own name, from time to time in RBL's discretion, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of this Agreement and, without limiting the generality of the foregoing, hereby grants to RBL the power and right, on behalf of Borrower, without notice to or assent: (a) to execute, file and record all such financing statements, certificates of title and other certificates of registration and operation and similar documents and instruments as RBL may deem necessary or desirable to protect, perfect and validate RBL's security interest in the Collateral; and (b) upon the occurrence and the continuation of an Event of Default and after affording Borrower forty-five (45) days to provide a RBL an approved remedy (i) to receive, collect, take, endorse, sign, and deliver in Borrower's or RBL's name, any and all checks, notes, drafts, or other documents or instruments relating to the Collateral (ii) to notify postal authorities to change the address for delivery of Borrower's mail to an address designated by RBL, (iii) to open such mail delivered to the designated address, (iv) to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with accounts and other documents relating to the Collateral; (v) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any part thereof and to enforce any other right in respect of any Collateral; (vi) to defend any suit, action or proceeding brought with respect to any Collateral; (vii) to negotiate, settle, compromise or adjust any account, suit, action or proceeding described above and, in connection therewith, to give such discharges or releases as RBL may deem appropriate; and (viii) generally, to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though RBL were the absolute owner thereof for all purposes, and to do, at RBL's option, at any time or from time to time, all acts and things which RBL deems necessary to protect, preserve or realize upon the Collateral and RBL's security interest therein, in order to effect the intent of this Agreement.

Borrower hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable. This power of attorney shall be automatically revoked upon the occurrence of a payoff of the Term Loan Note. The powers conferred upon RBL hereunder are solely to protect its interests in the Collateral and shall not impose any duty upon RBL to exercise any such powers. RBL shall be accountable only for amounts that RBL actually receives as a result of the exercise of such powers and neither RBL nor any of its officers, directors, employees or agents shall be responsible to Borrower for any act or failure to act, except for RBL's own gross negligence or willful misconduct.

Section 8.08. No Consequential Damages. Except to the extent that any claim arises out of the willful misconduct or gross negligence of RBL, as determined in a final, non-appealable judgment by a court of competent jurisdiction, no claim may be made by Borrower or by any of its officers, directors, or agents against RBL or its affiliates, directors, officers, employees, attorneys or agents for any special, indirect, punitive, or consequential damages in respect of any breach or wrongful conduct (whether the claim therefore is based on contract, tort or duty imposed by law) in connection with, arising out of or in any way related to the transactions contemplated and relationship established by this Agreement, or any act, omission or event occurring in connection therewith, and Borrower hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 8.09. Remedies on Default. Upon the occurrence of an Event of Default, RBL shall have the rights and remedies of a secured party under this Agreement, under any other instrument or agreement securing, evidencing or relating to the Obligations and under the law of the State of New York or any other applicable state law. Without limiting the generality of the foregoing, RBL shall have the right to setoff against any monies otherwise payable by RBL to Borrower and take possession of the Collateral and all books and records relating to the Collateral and for that purpose RBL may enter upon any premises on which the Collateral or books and records relating to the Collateral or any part thereof may be situated and remove the same therefrom. Except for the notices specified below of time and place of public sale or disposition or time after which a private sale or disposition is to occur and as required by law, Borrower expressly agrees that RBL, without demand of performance or other demand, advertisement or notice of any kind to or upon Borrower or any other person or entity (all and each of which demands, advertisements and/or notices are hereby expressly waived), may forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase or sell or otherwise dispose of and deliver the Collateral (or contract to do so), or any part thereof, in one or more parcels at public or private sale or sales, at any of RBL's offices or elsewhere at such prices as RBL may deem best, for cash or on credit or for future delivery without assumption of any credit risk. RBL shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption. Borrower further agrees, (a) at RBL's request, to assemble the Collateral and to make it available to RBL at such places as RBL may reasonably select and (b) to allow RBL to use or occupy Borrower's premises, without charge, for the purpose of effecting RBL's remedies in respect of the Collateral. RBL shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any or all of the Collateral or in any way relating to the rights of RBL and RBL shall account for and deliver to Borrower the surplus, if any. To the extent permitted by applicable law, Borrower waives all claims, damages and demands against RBL arising out of the repossession, retention, sale or disposition of the Collateral and agrees that RBL need not give more than ten (10) days' notice pursuant to the terms of this Agreement of the time and place of any public sale or of the time after which a private sale may take place and that such notice is reasonable notification of such matters. Borrower shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all amounts to which RBL is entitled and shall also be liable for the costs of collecting any of the Obligations or otherwise enforcing the terms thereof or of this Agreement, including, without limitation, reasonable attorneys' fees.

ARTICLE IX

Miscellaneous

Section 9.01. Expenses. Borrower and RBL agree to pay all of their own costs and expenses in connection with the enforcement of this Agreement, the Term Loan Note or any other Loan Instruments or other agreement furnished pursuant hereto or thereto or in connection herewith or therewith. In addition, Borrower shall pay any and all stamp, transfer and other similar taxes payable or determined to be payable in connection with the execution and delivery of this Agreement, or any of the other Loan Instruments or the issuance of the Note or the making of the Loan, and Borrower agrees to save and hold RBL harmless from and against any and all liabilities with respect to or resulting from any delay in paying, or omission to pay, such taxes. Any portion of the foregoing fees, costs and expenses which remains unpaid following RBL's statement and request for payment thereof shall bear interest from the date of such statement and request to the date of payment at the Default Rate.

Section 9.02. Indemnity by Borrower--No Obligation to Others. Borrower shall indemnify, pay and hold harmless RBL and any holder of the Note (referred to herein collectively as the "Indemnified Parties" and individually an "Indemnified Party") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on or incurred by the Indemnified Parties with respect to any legal proceedings commenced against such Indemnified Parties by any Person (other than Borrower or another Indemnified Party) in any way relating to or arising out of this Agreement or any other of the Loan Instruments (collectively, the "Indemnified Liabilities"). Notwithstanding the foregoing, Borrower shall have no obligation hereunder to indemnify the Indemnified Parties with respect to Indemnified Liabilities to the extent payment thereof is judicially determined to be contrary to any applicable law of the United States or of any State thereof, or with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of such Indemnified Party. Any Indemnified Party desiring to invoke the benefits of this Section shall notify Borrower of its intention to do so within a reasonable time after receipt of service of process representing any action, suit or proceeding which is considered by said Indemnified Party to be subject to this Section. This undertaking by Borrower shall survive the payment of the Obligations and the termination of this Agreement.

Section 9.03. Notices. Any and all notices or other communications required or permitted under this Agreement or any other of the Loan Instruments shall be in writing and shall be sufficiently given if delivered in person to or sent via nationally recognized overnight delivery addressed as follows:

To RBL:	RBL Capital Group, LLC
16w281 West 83rd
Burr Ridge, IL 60527
Attention: William Healy

To Borrower:	Acies, Inc.
14 Wall Street
New York, NY 10005
Attention: Jeffrey Tischler

or to such other address or person as shall be designated from time to time by notice from Borrower or RBL.

Section 9.04. Governing Law. The laws of the State of New York shall govern this Agreement, the Note and the other Loan Instruments and any extensions or renewals thereof, in all aspects, including execution, interpretation, performance and enforcement, without regard to principles of conflicts of law. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THE LOAN INSTRUMENTS, WHETHER BASED UPON CONTRACT OR TORT, SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK OR, AT THE SOLE OPTION OF RBL, IN ANY OTHER COURT IN WHICH RBL SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY. BORROWER HEREBY CONSENTS TO PERSONAL JURISDICTION IN THE AFOREMENTIONED COURTS AND WAIVES THE RIGHT TO A TRIAL BY JURY AND ANY RIGHT IT MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 9.04.

Section 9.05. Modification of Agreement. Unless otherwise specifically provided in this Agreement, a modification, amendment or waiver of any provision of this Agreement, or any other of the Loan Instruments, or a consent to any departure by Borrower therefrom, shall be effective only when the same shall be in writing and signed by a duly authorized officer of RBL and Borrower, and then such waiver of consent shall be effective only in the specific instance and for the purpose for which given. No amendment, modification or waiver shall extend the maturity of the Note or either of them, extend the time for, or reduce the amount of, any scheduled payment or any interest due and payable pursuant to the terms hereof, or reduce the rate of interest payable with respect to the Loan without the express and specific written consent of RBL. Without limiting anything in this Section or otherwise, this Agreement replaces in its entirely any and all commitment and proposal letter(s).

Section 9.06. No Reliance/Disclaimer. Any reports, appraisals, inspections or studies commissioned by or undertaken by RBL in connection with the Loan are for internal lending purposes only and are not to be relied upon by Borrower, directly or indirectly, in any way. RBL has made no express warranties to Borrower in connection with the Loan, and hereby disclaims all warranties, express or implied.

Section 9.07. No Waiver--Remedies Cumulative. Neither failure or delay on the part of RBL in exercising any right, power or privilege hereunder or under the Note, or any extensions or renewals thereof, or under any other of the Loan Instruments shall operate as a waiver of such right, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notices or demands in similar or other circumstances, or constitute a waiver of any of RBL's rights or powers to take other or further action in any circumstances without notice or demand. No remedy conferred in this Agreement or in any of the other Loan Instruments upon RBL is intended to be exclusive of any other remedy and each shall be cumulative and shall be in addition to every other remedy now or hereafter existing at law or in equity or by statute or otherwise.

Section 9.08. Binding on Successors and Assigns. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors, assigns and legal representatives. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party.

Section 9.09. Further Assurances. Borrower shall, at its expense, upon request of RBL, duly execute and deliver, or cause to be executed and delivered, such further instruments and perform or cause to be performed such further acts as may be necessary or proper in the reasonable opinion of RBL to carry out the provisions and purposes of this Agreement.

Section 9.10. Counterparts--Copies of Documents. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one agreement.

Section 9.11. Nonassignability. The rights and/or obligations of Borrower under this Agreement may not be assigned without the prior written consent of RBL.

Section 9.12. Severability. In case any one or more of the provisions contained in this Agreement or in any other of the Loan Instruments, shall be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.

Section 9.13. Reproduction of Documents. This Agreement and all documents relating hereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by RBL at the closing or otherwise, and (c) financial statements, certificates and other information previously or hereafter furnished to RBL, may be reproduced by RBL by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and RBL may destroy any original document so reproduced. Borrower agrees and stipulates that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by RBL in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

Section 9.14. Confidentiality. RBL covenants and agrees to keep secret, retain in strictest confidence and prevent the unauthorized duplication, use and disclosure, except as may be necessary in connection with any enforcement activities hereunder, all information provided by Borrower hereunder.

Section 9.15. Section Headings and Construction. The section and paragraph headings used herein are for convenience only and shall not be read or construed as limiting the substance or generality of such sections or paragraphs of this Agreement. Each covenant contained in this Agreement shall be construed (absent an express contrary provision therein) as being independent of each other covenant contained herein and compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any or all other covenants.

Section 9.16. Survival. All covenants, agreements, undertakings, representations, and warranties made in any of the Loan Instruments shall survive all closings under the Loan Instruments and, except as otherwise indicated, shall not be affected by any investigation made by any party.

IN WITNESS WHEREOF, Borrower and RBL have caused this Agreement to be duly executed by their duly authorized officer, all as of the day and year first above written.

Acies, Inc.

By:
Printed:
Its:

("Borrower")

RBL Capital Group, LLC

By:
Printed:
Its:

("RBL")